Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-4 of Stratasys Ltd. of our reports dated March 1, 2023 relating to the consolidated financial statements of Desktop Metal, Inc. and the effectiveness of Desktop Metal, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Desktop Metal, Inc. for the year ended December 31, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
June 20, 2023